Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS FIRST QUARTER 2025
FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATES

Company had a strong start to 2025, emerging as an R&D-focused organization

Exclusive license agreement with Novo Nordisk for LX9851 executed; IND-enabling studies on track for completion in 2025

Phase 2b PROGRESS study confirmed 10 mg pilavapadin as appropriate dose for advancement into Phase 3 development for diabetic peripheral neuropathic pain

Conference call and webcast at 5:00 pm ET

The Woodlands, Texas, May 13, 2025 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended March 31, 2025, and provided an update on key corporate milestones and accomplishments.

“We began 2025 delivering on three of our goals for this year, including most recently an exclusive licensing agreement with Novo Nordisk for LX9851 in obesity and related disorders,” said Mike Exton, Ph.D., Lexicon’s chief executive officer and director. “We also announced topline results for the PROGRESS Phase 2b study of pilavapadin in DPNP and identified the 10 mg dose to move forward into Phase 3 development. We are on track for the next steps in pilavapadin’s development, including our end of Phase 2 meeting with FDA. In addition to LX9851 and pilavapadin, in 2025 we plan to build on differentiating evidence of sotagliflozin for heart failure and drive enrollment of our Phase 3 SONATA-HCM study, which aims to demonstrate the efficacy and safety of sotagliflozin in both obstructive and non-obstructive hypertrophic cardiomyopathy (HCM).”

“As our transition to an R&D focused company continues, we have seen a reduction in our total operating expenses of approximately 40 percent,” said Scott Coiante, Lexicon’s senior vice president and chief financial officer. “We will continue to ensure all operational spend in 2025 is optimized to invest in our R&D programs and achieve our strategic imperatives.”

First Quarter 2025 Business and Pipeline Highlights

Pilavapadin (LX9211) for Diabetic Peripheral Neuropathic Pain (DPNP)
•Pilavapadin is an orally delivered, small molecule drug candidate for the treatment of DPNP. Pilavapadin has the potential to become the first oral non-opioid drug therapy approved in neuropathic pain in more than 20 years.
•Topline data from PROGRESS met the company’s objective to identify a well-tolerated dose exhibiting meaningful pain reduction that is appropriate to advance into Phase 3 development. In the study, the 10 mg dose arm demonstrated meaningful separation in Average Daily Pain Score (ADPS) from both baseline and placebo and was well-tolerated.
•The company is moving toward an End of Phase 2 meeting with FDA and targeting initiation of U.S. and ex-U.S. Phase 3 trials in DPNP in 2025, while selecting a future medical meeting for release of additional clinical data later this year.

LX9851 for Obesity and Associated Cardiometabolic Disorders
•LX9851 is a novel, non-incretin oral development candidate that inhibits Acyl-CoA Synthetase 5 (ACSL5) and is in preclinical development for obesity and weight management.

•In March, Lexicon announced an exclusive licensing agreement for LX9851 with Novo Nordisk. Under the terms of the agreement, Lexicon is eligible to receive up to $1 billion in upfront and development, regulatory and sales milestone payments, including $75 million in upfront and near-term milestone payments, as well as tiered, escalating royalties on net sales of LX9851. Under the agreement, Lexicon is conducting IND-enabling studies in preparation for the initiation of clinical development by Novo Nordisk.

Sotagliflozin for Hypertrophic Cardiomyopathy (HCM)
•Enrollment is underway in SONATA HCM, a pivotal Phase 3 placebo-controlled study with a targeted enrollment of 500 patients with obstructive or nonobstructive hypertrophic cardiomyopathy (HCM).
•Site initiation in the United States, European Union, and Latin America is well underway to further support the company’s trial execution timelines. All target sites are expected to be up and running by Q3.

Data and Publications Highlights
•The company continued to focus on generating clinical data to support differentiation of sotagliflozin, including the most recent publication in The Lancet Diabetes & Endocrinology analyzing the ability of sotagliflozin to reduce the risks of life-threatening cardiovascular outcomes.
•The findings from the study titled “Reduction in Major Adverse Cardiovascular Events with Sotagliflozin: A Prespecified Analysis of the SCORED Randomized Trial,” concluded that the ischemic benefit of sotagliflozin on both heart attack (myocardial infarction, or MI) and stroke reduction has not been observed with other SGLT inhibitors.

First Quarter 2025 Financial Highlights

Revenues: Revenues for the first quarter of 2025 increased to $1.3 million from $1.1 million for the corresponding period in 2024, consisting of product revenues from sales of INPEFA® (sotagliflozin).

Research and Development (R&D) Expenses: Research and development expenses for the first quarter of 2025 increased to $15.3 million from $14.4 million for the corresponding period in 2024, reflecting continued investments in our Phase 2 and 3 clinical trials, including the SONATA Phase 3 study of sotagliflozin in HCM and the PROGRESS Phase 2b study of LX9211 in DPNP.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the first quarter of 2025 decreased to $11.6 million from $32.1 million for the corresponding period in 2024. The decrease in 2025 reflects lower costs as a result of our strategic repositioning in late 2024 and the significantly reduced marketing efforts in 2025 for INPEFA.

Net Loss: Net loss for the first quarter of 2025 was $25.3 million, or $0.07 per share, as compared to a net loss of $48.4 million, or $0.20 per share, in the corresponding period in 2024. For the first quarters of 2025 and 2024, net loss included non-cash, stock-based compensation expense of $3.0 million and $4.3 million, respectively.

Cash and Investments: As of March 31, 2025, Lexicon had $194.8 million in cash and investments, as compared to $238.0 million as of December 31, 2024. The decrease in cash and investments in the first quarter of 2025 includes severance payments of $7.5 million related to the strategic repositioning in late 2024 which were accrued as of December 31, 2024.

Conference Call and Webcast Information
Lexicon management will hold a live conference call and webcast today at 5:00 pm ET / 4:00 pm CT to review its financial and operating results and to provide a general business update. A live audio webcast of the call can be accessed by visiting the Events page of the Company’s investor relations website at https://investors.lexpharma.com/. Participants who wish to ask a question may register here to receive dial-in numbers and a unique pin to join the call. An archived version of the webcast will be available on the website for 30 days.

About Lexicon Pharmaceuticals
Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through the Genome5000™ program, Lexicon’s unique genomics target discovery platform, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has advanced multiple medicines to market and has a pipeline of promising drug candidates in heart failure, neuropathic pain, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the commercialization of its approved products and the clinical development of, regulatory filings for, and potential therapeutic and commercial potential of its other drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize its approved products, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of its other drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its approved products and other drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2025	2024
	(Unaudited)
Revenues:
Net product revenue	$1,262	$1,093
Royalties and other revenue	—	37
Total revenues	1,262	1,130
Operating expenses:
Cost of sales	30	31
Research and development, including stock-based compensation of $1,574 and $1,594, respectively	15,303	14,372
Selling, general and administrative, including stock-based compensation of 1,469 and $2,708, respectively	11,608	32,060
Total operating expenses	26,941	46,463
Loss from operations	(25,679)	(45,333)
Interest and other expense	(1,835)	(4,948)
Interest income and other, net	2,219	1,884
Net loss	$(25,295)	$(48,397)

Net loss per common share, basic and diluted	$(0.07)	$(0.20)

Weighted average common shares outstanding, basic and diluted	362,073	245,390

	As of	As of
Consolidated Balance Sheet Data	March 31, 2025	December 31, 2024
(In thousands)
Cash and investments	$194,839	$237,957
Accounts receivable, net (1)	47,447	3,473
Property and equipment, net	2,308	2,484
Goodwill	44,543	44,543
Total assets	297,671	298,420
Deferred revenue, current (1)	45,000	—
Current portion of long-term debt	42,056	—
Long-term debt, net	58,643	100,298
Accumulated deficit	(1,992,537)	(1,967,242)
Total stockholders' equity	123,032	145,950

(1) Includes $45 million related to licensing agreement as of March 31, 2025.

For Investor and Media Inquiries:
Lisa DeFrancesco
Lexicon Pharmaceuticals, Inc.
lexinvest@lexpharma.com